NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of the following security issued by Russell Exchange Traded Fund Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Russell Low P/E ETF (suspended 10/5/2012) (symbol:LWPE)

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that issuer determined to redeem the above issue commencing October 5, 2012. Trading in the issue was canceled at such time.